SHAPEWAYS ANNOUNCES RECEIPT OF NOTICE FROM NYSE OF NON-COMPLIANCE WITH CONTINUED LISTING STANDARDS
New York, NY, August 19, 2022 - Shapeways, Inc. (NYSE: SHPW) (“Shapeways” or the “Company”), a leader in the large and fast-growing digital manufacturing industry, announced today that it received a formal notice from the New York Stock Exchange (“NYSE”) on August 17, 2022 indicating that the Company was not in compliance with NYSE’s continued listing standards, which requires common stock to maintain a minimum average closing price of $1.00 per share over a consecutive 30-day trading period. The notice has no immediate impact on the listing of Shapeways’ common stock on the NYSE, subject to the Company’s compliance with the NYSE’s other continued listing requirements.
Shapeways intends to respond to the NYSE within ten business days of receipt of the notice of its intent to cure the deficiency and is considering a number of available alternatives to regain compliance, including but not limited to, a reverse stock split, subject to shareholder approval. Pursuant to 802.01C of the NYSE’s Listing Company Manual, Shapeways has a period of six months following the receipt of the notice to regain compliance with the minimum share price requirement. The Company may regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the six-month cure period its common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. If Shapeways is unable to regain compliance with the $1.00 share price rule within this period, the NYSE may initiate procedures to suspend and delist its common stock.
About Shapeways
Shapeways is a leader in the large and fast-growing digital manufacturing industry combining high quality, flexible on-demand manufacturing powered by purpose-built proprietary software which enables customers to rapidly transform digital designs into physical products, globally. Shapeways makes industrial-grade additive manufacturing accessible by fully digitizing the end-to-end manufacturing process, and by providing a broad range of solutions utilizing 11 additive manufacturing technologies and approximately 100 materials and finishes, with the ability to easily scale new innovation. To date, Shapeways has delivered over 23 million parts to 1 million customers in over 180 countries. To learn more, please visit https://www.shapeways.com.

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